UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019
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Casella Waste Systems, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane,
Rutland,	Vermont	05701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	CWST	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.
On October 1, 2019, the Company remarketed $11.0 million aggregate principal amount of the Business Finance Authority of the State of New Hampshire (the “Authority”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2013 (the “Bonds”). The Bonds were remarketed at an interest rate of 2.95% per annum from October 1, 2019 through final maturity of the Bonds on April 1, 2029.
The Bonds were originally issued on April 4, 2013 pursuant to the Indenture, dated as of March 1, 2013, by and between U.S. Bank National Association, as trustee (the “Trustee”) and the Authority (the “Indenture”). The proceeds of the offering of the Bonds were loaned to the Company to finance the purchase of assets for use in the Company’s or its subsidiaries’ operations in New Hampshire, and to pay certain costs of issuance of the Bonds pursuant to a Financing Agreement, dated as of March 1, 2013, with the Authority (the “Financing Agreement”). The Financing Agreement requires the Company to satisfy the obligation to pay amounts from time to time owing with respect to the Bonds issued by the Authority.
The Bonds are guaranteed by certain subsidiaries of the Company pursuant to a Guaranty Agreement, dated as October 1, 2014, among the guarantors named therein and the Trustee (the “Guaranty”), as reaffirmed by a Reaffirmation of Guaranty executed by each guarantor dated October 1, 2019. Pursuant to the Guaranty, each guarantor will guarantee to the Trustee for the benefit of the owners and beneficial holders of the Bonds the full and prompt payment of (i) the principal of and redemption premium, if any, on the Bonds when and as the same become due; (ii) the interest on the Bonds when and as the same becomes due; (iii) the purchase price of the Bonds tendered or deemed tendered for purchase pursuant to the Indenture; and (iv) all loan payments and purchase price payments due or to become due from the Company under the Financing Agreement (collectively, the “Guaranteed Obligations”). The obligations of each guarantor under the Guaranty will, subject to the release provisions contained therein, remain in full force and effect until the entire principal payment of, redemption premium, if any, and interest on or purchase price of the Bonds has been paid or provided for according to the terms of the Indenture and all other Guaranteed Obligations have been paid and satisfied in full.
The Bonds were issued as tax exempt bonds. If the Company does not comply with certain of its covenants under the Indenture or Financing Agreement, or if certain representations or warranties made by the Company in the Financing Agreement or in certain related certificates of the Company are false, then the interest on the Bonds may become includable in gross income for federal income tax purposes, retroactively to the date of original issuance of such Bonds. If the Bonds are declared to be taxable or the Financing Agreement is determined to be invalid, the Indenture provides that the Bonds are subject to mandatory redemption at a redemption price equal to 100% of the principal amount thereof, without premium, plus accrued interest to the date of redemption.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: October 1, 2019	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
Senior Vice President and Chief Financial Officer

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